Exhibit 99.1

SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2018

SECTION 1	SUMMARY FINANCIAL STATEMENTS

  Office of the Provincial Comptroller

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2018, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by

Aurel Tess, CPA, CGA

Provincial Comptroller

September 21, 2018

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of the Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2018, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

Removal of Workers Compensation Board from the government reporting entity

As described in Note 18, the Workers Compensation Board (WCB) was removed from the summary financial statements for the year ended March 31, 2018. The WCB has been included in the government reporting entity as a government business enterprise since 1989. The Government is now of the view that the WCB is not a controlled entity, and therefore not part of the government reporting entity (GRE).

The current standards for determining control under Canadian Public Sector Accounting Standards (PSAS) have been in place since 2005, and at that time, the relationship between the government and the WCB was determined to be one of control.

Control is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. A government may choose not to exercise its power; nevertheless, control exists by virtue of the government’s ability to do so.

Whether a government controls an organization is a question of fact that requires the application of professional judgment based on the definition of control in PSAS, the related indicators of control, and the particular circumstances of each case. Based on the conditions that existed at March 31, 2018 which are unchanged from previous years, in our opinion, the WCB is controlled by the Government based on the definition of control in PSAS. In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require government business enterprises controlled by the government to be accounted for in the summary financial statements on a modified equity basis.

Had the WCB been properly accounted for on a modified equity basis, as is required for Government Business Enterprises, the following financial statement line items would have changed.

•	An increase of $82 million to net Income from government business enterprises,

•	A decrease of $25 million to other comprehensive income,

•	An increase of $658 million to equity in government business enterprises, and

•	A decrease of $601 million to the Opening balance of Accumulated Deficit.

Unauthorized government transfer recorded

The Government recognized an expense as at March 31, 2018 for a $265 million transfer from Manitoba Agricultural Services Corporation’s (MASC) insurance reserve funds to trust accounts they had not yet created. In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards. Canadian public sector accounting standards require that a government transfer be authorized at or before the financial statement date in order for it to be recognized by the transferring government. In our opinion, the exercise of authority relevant to this transfer is the signing of the trust and contribution agreements by MASC and the Province, which did not take place until September 21, 2018.

Had the transfer not been recorded as at March 31, 2018, the following financial statement line items would have changed:

•	A decrease of $265 million to Community, Economic and Resource Development expense

•	A decrease of $265 million to Accounts payable, accrued charges, provisions and unearned revenue

Amounts held in trust, as disclosed in Note 10 of the summary financial statements would be decreased by $265 million.

Impact on the annual deficit
	2018 ($ million)	2017 ($ million)
Annual deficit as presented	(695)	(789)

Net income from consolidation of Workers Compensation Board	82	42

Unauthorized transfer from MASC to trusts	265

Annual deficit in accordance with Canadian public sector accounting standards	(348)	(747)

Qualified Opinion

In our opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraph, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2018, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

“Original document
signed by”

September 21, 2018	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2018

		($ millions)
SCHEDULE
		2018	2017
			Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	1,700	2,783
	Temporary investments (Note 2)	594	376
1	Amounts receivable	1,819	1,734
	Inventories for resale	50	67
	Portfolio investments (Note 3)	1,484	1,461
2	Loans and advances	1,411	1,458
3	Equity in government business enterprises (Note 4)	2,972	2,839
	Equity in government business partnerships (Note 5)	19	19

	Total Financial Assets	10,049	10,737

	LIABILITIES

4	Borrowings	27,350	27,397
5	Accounts payable, accrued charges, provisions and unearned revenue	4,338	4,077
6	Pension liability (Note 6)	2,726	2,557

	Total Liabilities	34,414	34,031

	NET DEBT	(24,365)	(23,294)

	NON-FINANCIAL ASSETS
	Inventories held for use	74	77
	Prepaid expenses	60	58
7	Tangible capital assets	13,598	13,235

	Total Non-Financial Assets	13,732	13,370

	ACCUMULATED DEFICIT	(10,633)	(9,924)

	Contingencies (Note 7)
	Contractual Obligations (Note 8)
	Contractual Rights (Note 17)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2018

	($ millions)
	2018	2018	2017
	Budget		Restated
REVENUE
Income taxes:
Corporation income tax	543	561	459
Individual income tax	3,651	3,424	3,499
Other taxes:
Retail sales tax	2,360	2,444	2,301
Fuel taxes	335	344	336
Levy for health and education	342	356	343
Education property tax	835	827	793
Other taxes	625	617	623
Fees and other revenue	2,307	2,407	2,369
Federal transfers:
Equalization	1,820	1,821	1,736
Canada Health and Canada Social Transfers	1,857	1,866	1,798
Shared cost and other	486	513	594
Net income from government business enterprises (Schedule 3)	705	758	589
Sinking funds and other investment earnings	235	257	227

Total Revenue (Schedule 9)	16,101	16,195	15,667

EXPENSES
Health	6,681	6,483	6,525
Education	4,400	4,384	4,237
Families	2,159	2,183	2,028
Community, Economic and Resource Development	1,535	1,594	1,419
Justice and Other Expenditures	1,290	1,294	1,317
Debt Servicing	991	952	930

Total Expenses (Schedule 9)	17,056	16,890	16,456

In - Year Adjustment/Lapse*	(115)	-	-

NET LOSS FOR THE YEAR	(840)	(695)	(789)

* Note:	Adjustments/Lapse was budgeted as an unallocated increase in revenue and/or a decrease in expense sectors listed. Actual results are reflected within the revenue and expense items above.

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2018

	($ millions)
	2018	2017
		Restated

Opening accumulated deficit, as previously reported	(9,400)	(8,750)

Change in accounting policy (Note 1D(vii))	62	60

Change in government reporting entity (Note 18 A)	(601)	(565)

Correction of error (Note 18 B)	15	-

Opening accumulated deficit, as restated	(9,924)	(9,255)

Other comprehensive income (loss) (Schedule 3)	(14)	120

Net loss for the year	(695)	(789)

Closing accumulated deficit	(10,633)	(9,924)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2018

	($ millions)
	2018	2018	2017
	Budget		Restated

Net loss for the year	(840)	(695)	(789)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,567)	(1,123)	(1,417)
Amortization of tangible capital assets	746	713	680
Disposal of tangible capital assets	-	47	48

Net acquisition of tangible capital assets	(821)	(363)	(689)

Other Non-Financial Assets
Decrease (Increase) in inventories	-	3	(1)
Decrease (Increase) in prepaid expenses	-	(2)	1

Net acquisition of other non-financial assets	-	1	-

Other comprehensive income (loss) (Schedule 3)	-	(14)	120

(Increase) in Net Debt	(1,661)	(1,071)	(1,358)

Net Debt, beginning of year, as previously reported	(23,111)	(22,693)	(21,371)

Change in government reporting entity (Note 18 A)	-	(601)	(565)

Net Debt, beginning of year, as restated	(23,111)	(23,294)	(21,936)

Net Debt, end of year	(24,772)	(24,365)	(23,294)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2018

	($ millions)
	2018	2017
		Restated
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(695)	(789)
Changes in non-cash items:
Temporary investments	(218)	(182)
Amounts receivable	(103)	(198)
Valuation allowance	132	97
Inventories	20	15
Prepaids	(2)	1
Accounts payable, accrued charges, provisions and deferrals	262	(107)
Pension liability	169	203
Amortization of foreign currency fluctuation	6	5
Amortization of debt discount	11	(21)
Unamortized losses on derivative contracts	(8)	5
Loss on disposal of tangible capital assets	47	48
Amortization of tangible capital assets	713	680

	334	(243)
Other comprehensive income (loss) (Schedule 3)	(14)	120
Changes in equity in government business enterprises (Schedule 3)	(134)	(123)

Cash provided by operating activities	186	(246)

Capital Activities
Acquisition of tangible capital assets	(1,123)	(1,417)

Cash used in capital activities	(1,123)	(1,417)

Investing Activities
Investments purchased	(3,972)	(3,304)
Investments sold or matured	1,067	1,386

Cash used in investing activities	(2,905)	(1,918)

Financing Activities
Debt issued	5,310	6,681
Debt redeemed	(2,551)	(2,732)

Cash provided by financing activities	2,759	3,949

Increase in cash and cash equivalents	(1,083)	368
Cash and cash equivalents, beginning of year	2,783	2,415

Cash and cash equivalents, end of year	1,700	2,783

Supplementary information:
Interest received	251	225

Interest paid	943	949

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2018

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	The Government Reporting Entity

Various government components, government organizations (GOs), government business enterprises (GBEs) and government business partnerships (GBPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

GOs, with the exception of GBEs and GBPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

The characteristics of a GBP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. GBPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the GBP’s net income or losses, and other net equity changes, without adjusting the GBP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its GBPs are presented in Note 5 to the summary financial statements.

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.
(2)	Decreases in valuation allowances are treated as reductions to expense.
(3)

Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(ii)	Revenue

(1)    Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2)    Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)    Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1)    Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)    Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

(iv)	Financial Assets

(1)    Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)    Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3)    Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4)    Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1)    Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2)    Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 6. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)    Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. The amount of the liabilities for severance, the long term disability income plan and workers compensation claims are based upon actuarial calculations.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience to extrapolate a liability based upon expected future utilization of currently accumulated benefits. The liability is recognized under salaries and benefits.

(4)    Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5)    Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis and is reduced by estimated recoveries from third-parties. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government will measure the liability using present value techniques when cash flows are expected to occur over extended future periods.

(vi)	Non-Financial Assets

(1)    Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)    Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3)    Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(4)    Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	3 to 15 years

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Changes in Accounting Policy

Effective April 1, 2017 the Government adopted the new PSAB accounting standards: Related Party Disclosures (PS 2200), Assets, (PS 3210), Contingent Assets (PS 3320) and Contractual Rights (PS 3380). The adoption of these standards has resulted in additional note disclosures where necessary.

Assets (PS 3210) provides guidance for applying the definition of assets set out in Financial Statement Concepts, (PS 1000), and establishes general disclosure standards for assets. As a result of following the guidance in (PS 3210), the Government has changed its accounting policy to record library books as tangible capital assets. Previously, they were recorded as expenses. This change in accounting policy was applied retroactively, resulting in a $62 million decrease in the opening accumulated deficit (2017 - $60 million) and a $2 million decrease in the 2017 net loss.

Economic resources such as Crown land, mineral rights, timber rights, fish and wildlife meet the definition of an asset, however they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made; or Canadian public sector accounting standards prohibit its recognition.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(viii)	Classification by Sector

The Province reports operational results under the following sectors; health, education, families, community economic and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The families sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The community, economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accrual for federal shared cost programs, accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods, and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2018	2017

Temporary investments	594	376

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2018	2017

Sinking funds	871	1,104
Other investments	610	348
Unamortized termination losses on derivative contracts	3	9

	1,484	1,461

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2018, the market value of portfolio investments was $1,582 million (2017 - $1,507 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2018		2017

	Book	Fair	Book	Fair
	Value	Value	Value	Value

Government of Canada, direct and guaranteed	37	36	58	59
Provincial, direct and guaranteed	746	718	949	925
Municipal	84	84	93	93
Corporate	4	4	4	4

	871	842	1,104	1,081

Investment revenue earned on sinking funds during the year was $28 million (2017 - $32 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

3.	PORTFOLIO INVESTMENTS (Continued)

The sinking funds are allocated as follows:

	($ millions)
	2018	2017

Sinking funds	880	1,107
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(9)	(3)

Total sinking funds held in portfolio investments	871	1,104

Other Investments

	($ millions)
	2018	2017

Guaranteed investment certificates	32	28
Bonds – Government of Canada, provincial and municipal	231	64
Bonds – Corporate	113	71
Equity investments	195	154
Investments in real estate	39	31

	610	348

As at March 31, 2018 the market value of other investments was $740 million (2017 - $426 million). Other investments earned $23 million during the year (2017 - $14 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee. This category includes Manitoba Hydro-Electric Board.

Insurance	An enterprise which provides insurance coverage services to the public for a fee. This category includes Manitoba Public Insurance, and Deposit Guarantee Corporation of Manitoba.

Finance

Enterprises which provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public. This category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	-	March 31, 2018
Manitoba Liquor and Lotteries Corporation	-	March 31, 2018
Manitoba Public Insurance Corporation	-	February 28, 2018
Deposit Guarantee Corporation of Manitoba	-	December 31, 2017

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES (Continued)

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2018	2017
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	306	287
Manitoba Hydro-Electric Board	2,248	2,190
Manitoba Public Insurance Corporation	401	345

	2,955	2,822

Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	12	12

	17	17

Equity in Government Business Enterprises	2,972	2,839

5.	EQUITY IN GOVERNMENT BUSINESS PARTNERSHIPS

North Portage Development Corporation (NPDC) is a government partnership that is owned equally by the Government of Canada, the Province of Manitoba and The City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2018 is $19 million (2017 - $19 million). The Province’s share of the operating results for the year ended March 31, 2018 was $ nil (2017 - $ nil) and is included in fees and other revenues.

The condensed supplementary financial information of NPDC is as follows:

	($millions)
	2018	2017

Property, plant and equipment and investment in properties and infrastructure enhancements	75	73
Short-term investments and other assets	7	9

	82	82

Deferred contributions from shareholders	10	11
Long-term mortgage	9	10
Current and other liabilities	5	4

	24	25
Net equity	58	57

	82	82

Comprehensive income
Revenues	16	13
Expenses	12	11

Operating income before amortization	4	2
Amortization	(3)	(2)

Net income for the year	1	-

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

6.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2018, the pension liability for the Civil Service Superannuation Plan was $913 million (2017 - $871 million) and the pension liability for the Teachers’ Pension Plan was $1,664 million (2017 - $1,551 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $184 million (2017 - $166 million). At December 31, 2017 the Plan had an excess of net assets available for benefits over pension obligations of $654 million (December 31, 2016 - $255 million).

As at March 31, 2018, the total pension liability being reflected in the summary financial statements was $2,726 million (2017 - $2,557 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

6.	PENSION PLANS (Continued)

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2017 audited financial statements of CSSF. At December 31, 2017, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $860 million (2016 - $986 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased .5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.2% of teacher’s contributions are used to fund basic benefits and 16.8% of teachers contributions are allocated for funding indexing benefits. The Province funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in the Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada to a maximum of 5.33%.

On May 16, 2018, the Lieutenant Governor in Council approved a regulation to disburse the restricted surplus held in the Pension Adjustment Account over a five-year period commencing with the Cost of Living Adjustment (COLA) granted effective July 1, 2018. The restricted surplus disbursal will increase the 2018 COLA by 0.20%, resulting in a total COLA of 1.35% effective July 1, 2018. The balance of the restricted surplus will be disbursed in equal amounts over the following four years, ending with the COLA effective July 1, 2022. It is estimated that COLA would increase by a further 0.17% on average from 2019 to 2022, for a cumulative increase of between 0.8% and 0.9% by the end of the five-year disbursal period. Actual increases will, however, depend on the economic and demographic conditions that occur during the disbursal period.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2017 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2017, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,227 million (2016 - $1,307 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	Other Government Plans

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

6.	PENSION PLANS (Continued)

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2% of the member’s highest average indexed compensation in any 3 overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

6.	PENSION PLANS (Continued)

D.	Other Pension Plans

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The December 2013 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position. The University is funding over fifteen years until the going concern deficit is eliminated. An annual additional payment for fiscal 2018 of $5 million was made (2017 - $5 million).

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during the year.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by  1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised the University of Manitoba it was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional current service cost payments required are based on a percentage of employee contributions. The total payment for fiscal 2018 was $4 million (2017 - $4 million).

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2015 the Plan had a going-concern deficiency of $23 million, which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

6.	PENSION PLANS (Continued)

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The funding deficit of $5 million will be funded over a maximum of 15 years. The existing funding deficit will be funded over 10 years.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014.The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

6.	PENSION PLANS (Continued)

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan.

The School District shall contribute in accordance with the terms of the collective agreement such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $42 per month per year of service. For clerical workers, the pension benefit is $37 per month per year of service.

E.	Government Business Enterprises

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

7.	CONTINGENCIES

A.	Contingent Liabilities

i)	Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2018 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii)	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2017 audited consolidated financial statements indicate that CBS has established two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE).

CBSI provides insurance coverage up to $250 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2017 total $441 million (2016 - $414 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2017 is

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

7.	CONTINGENCIES (Continued)

offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $750 million in excess of the $250 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $750 million. The members have each issued an indemnity to CBSE on their pro rata share of the $750 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $34 million. The Government is not aware of any proceedings which could lead to a claim against it under the indemnity given to CBSE.

iii)	Treaty Land Entitlement Obligations

The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition) for reserve creation. As of March 31, 2018, the Entitlement First Nations have collectively selected and acquired approximately 1,056,815 acres of Crown lands and other lands. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute. To meet this obligation, the government of Manitoba has made available or transferred to the Government approximately 711,720 acres of provincial Crown lands for the purposes of reserve creation for Entitlement First Nations.

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydro-electric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $204 million (2017 - $209 million). In addition, Manitoba Hydro has recognized a provision of $45 million (2017 - $56 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydro-electric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

During the year, Manitoba Hydro entered into an agreement with an independent third party pipeline company to increase pipeline capacity. As part of the agreement, Manitoba Hydro has committed to pay its share of the pre-license development costs associated with the contract, limited to $19 million, in the event that the federal license is not granted for the project. While the potential costs are quantified, no obligating event has occurred and so a provision has not been booked.

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2018	2017
Canadian Museum for Human Rights	25	7	10
Manitoba Agricultural Services Corporation (Note 7B.i)	-	72	78
Manitoba Grow Bonds	-	-	3
Manitoba Housing and Renewal Corporation (Note 7B.ii)	20	11	9
Manitoba Student Aid Program	20	-	-
Triple B Stadium Inc. (Note 7B.iii)	35	23	17
Other	16	7	6

Total guarantees outstanding		120	123

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

7.	CONTINGENCIES (Continued)

A provision for future losses on guarantees in the amount of $17 million (2017 - $20 million) has been recorded in the accounts.

Note 7B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed 25% of the maximum amount advanced under this program.

Operating Credit Guarantees for Rural Small Business	Each participating lending institution is guaranteed the lesser of 25% of the maximum amount advanced or 75% of the lender’s actual eligible loss.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Enhanced Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

Note 7B.ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2018 outstanding guarantees under this authority totalled $11 million (2017 - $9 million).

Note 7B.iii) Triple B Stadium Inc.

Triple B Stadium Inc. (Triple B) is a for-profit corporation established to develop, own and operate a stadium as a venue for professional and university football and community athletics. The members of Triple B are the City of Winnipeg, the University of Manitoba and the Winnipeg Football Club.

The Government has guaranteed up to $35 million of the indebtedness of Triple B to a third party lender. At March 31, 2018 the outstanding guarantee under this authority was $23 million (2017 - $17 million).

C.	Government Business Enterprise Guarantees

As at March 31, 2018, Manitoba Hydro has outstanding Manitoba HydroBonds and Manitoba Hydro-Electric Board Bonds amounting to $130 million (2017 - $152 million). These bonds carry fixed and variable coupon rates that range from 0.75% to 10.00%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $65 million (2017 - $87 million) of these outstanding bonds. In addition, the Government guarantees $50 million of Manitoba Hydro’s promissory notes carrying interest at variable rates.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. At March 31, 2018, there is an outstanding guarantee totalling $30 million (2017 - $40 million) which matures October 31, 2018. Letters of credit in the amount of $75 million (2017 - $74 million) have been issued for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba has guaranteed $27 billion in credit union deposits at the end of December 31, 2017 (December 31, 2016 - $26 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

8.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2019	2020	2021	2022	2023	2024	Total
						and
						beyond

Government organizations and components	624	346	282	263	264	1,728	3,507
Government Business Enterprises	10	8	8	7	7	38	78

Total	634	354	290	270	271	1,766	3,585

Other significant obligations not included in the table are:

Government Organizations

Government organizations have entered into contractual arrangements related to construction projects totalling $411 million (2017 - $411 million).

Government Business Enterprise Contractual Obligations

Manitoba Hydro has energy purchase commitments of $1,591 million (2017 - $1,419 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2037. In addition, other outstanding commitments, principally for construction, are approximately $2,132 million (2017 - $3,334 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $18 million (2017 - $36 million) related to the casino and retail liquor store construction projects.

9.	DEBT SERVICING

Debt servicing costs of $952 million (2017 - $930 million) are net of interest recoveries from GBEs of $764 million (2017 - $702 million), interest on provincial debt held as investments of $17 million (2017 - $14 million) and includes $33 million (2017 - $47 million) representing interest expense of government organizations. GBEs debt servicing costs of $653 million (2017 - $656 million) are reported in Schedule 3.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2018 amounts held in trust were as follows:

	Valuation	($ millions)
	Method	2018	2017

Various Universities and Colleges	cost	574	530
Public Guardian and Trustee of MB	various	260	263
Production Insurance Trust	cost	204	-
Public Service Group Insurance Fund	cost	138	124
Manitoba Development Corporation	cost	72	64
Hail Insurance Trust	cost	61	-
Other Fiduciary Trust	various	56	61
Custodial trusts held by Departments	various	-	20
Suitor’s Money Act	cost	14	14

		1,379	1,076

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

Manitoba Agricultural Services Corporation (MASC) is the trustee for the Production Insurance Trust and the Hail Insurance Trust. These trusts were created for the benefit of program participants. The trusts will be used to pay program indemnities to participating producers. Funding for the Trusts will be provided based on insurance premiums collected by MASC.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its Agencies and Boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary trust funds are interest bearing deposit which are pooled with the Government’s investments in order to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $10 million (2017 - $16 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2018 was 90% at fixed rates and 10% at floating rates (2017 – 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates on the 10% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $27 million (2017 - $26 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2018 the Government has a gross credit risk exposure related to derivatives of $174 million (2017-$310 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2018		2017
	Notional	Fair	Notional	Fair
	Value	Value	Value	Value

Interest rate and cross currency swaps	48,154	(523)	46,180	(671)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	Accounts Receivable and Loans and Advances

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	Investments

MPIC holds $708 million (2017 - $757 million) of Provincial bonds and debentures with maturities ranging from 2018 to 2052 and interest rates ranging from 3.00% to 7.13%.

C.	Water Power Rentals

Water power rental fees charged to Manitoba Hydro, in the amount of $116 million (2017 - $122 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

D.	Fees on Government Guarantees

Manitoba Hydro remitted $158 million (2017 - $136 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $30 million (2017 - $29 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES (Continued)

$25 million (2017 - $24 million) and motor vehicle registration fees totalling $189 million (2017 - $186 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Manitoba Liquor and Lotteries Corporation provided $8 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2018 (2017 - $8 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2017 - $5 million) in funding to the Liquor and Gaming Authority of Manitoba and the Crown Corporations Council through the payment of annual license fees and levies.

Manitoba Hydro paid the Government $95 million (2017 - $84 million) for corporation capital tax. MPIC paid the Government $36 million (2017- $34 million) for insurance premium tax. GBEs paid the Government a combined total of $19 million (2017 - $19 million) for Health and Post-Secondary Education Tax Levy.

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2018	2017

Severance	463	458
Long term disability income plan	44	39
Workers compensation claims	41	41

	548	538

The severance liability is valued using discount rates that range from 3.1% to 6.0% and salary increase rates that range from 2.75% to 3.96%. Unamortized actuarial gains and losses are amortized over EARSL. Periods range from 4 to 15 years. As of March 31, 2018, net unamortized losses were $4 million.

The long term disability income plan is valued using a discount rate of 3.8%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2017 valuation was prepared using a discount rate of 5.75% and a salary increase rate of 3.25%. Actuarial gains and losses are recognized as income as they occur.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $82 million in special warrants related to the Core Government. The original budget estimate amounts plus the $82 million in special warrants become the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments were over-expended as a result of adjustments made after March 31, 2018:

Part A – Operating Expense:
($ millions)
Other Appropriations	24

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

15.	LIABILITY FOR CONTAMINATED SITES

	($ millions)
	2018	2017

Liability for contaminated sites	281	275

As of March 31, 2018 the Province has identified 401 sites which require or likely require remediation from contamination. The liability includes sites associated with mining activities, mineral exploration, highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX (benzene, toluene, ethylbenzene and xylenes), toxic heavy metals, polychlorinated biphenyl (PCBs) and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Remediation at 2 sites requires the operation of water treatment plants for the next 25 years. Expenditures of $60 million for the future operation of the water treatment plants have been discounted at 3.8% over the next 25 years. The assumed rate of inflation is 1.6%.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2018.

16.	RELATED PARTY DISCLOSURES

A related party exists when one party has the ability to exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control. For the summary financial statements related party transactions do not include transactions and balances eliminated on consolidation and those with entities accounted for under the modified equity method. Related parties do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2018, there were no material related party transactions to disclose.

17.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements at March 31, 2018 are as follows:

($ millions)	2019	2020	2021	2022	2023	2024 and beyond	Total

Government organizations and components	208	160	138	135	133	370	1,144

These contractual rights include $666 million from Manitoba Hydro for water power rentals, $286 million for royalty payments from Teranet, $75 million from the Federal Government for various cost sharing agreements,

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

17.	CONTRACTUAL RIGHTS (Continued)

$47 million for cottager lease payments for land in provincial parks, and $42 million in other lease payments.

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the Province is entitled to receive the net revenue from the Manitoba Liquor And Lotteries Corporation. The future amounts to be received are unknown; therefore, they have not been included in the table above. These contractual rights could be significant.

18.	ADJUSTMENTS TO ACCUMULATED DEFICIT

A.	Change in Government Reporting Entity

A correction was made to the opening accumulated deficit for the year ended March 31, 2017 to account for the removal of the Workers Compensation Board from the Government Reporting Entity. The error was identified through a review of other jurisdictions’ accounting policies and legislation on their workers compensation boards.

The correction has resulted in an increase in the opening accumulated deficit and net debt of $601 million (2016 - $565 million) and a reduction of $601 million in equity in government business enterprises. Net income from government business enterprises for 2017 decreased $42 million and the net loss increased $42 million. Other comprehensive income from government business enterprises for 2017 increased by $6 million (Schedule 3).

B.	Consolidation Adjustments Due to Errors in Deferred Capital Contributions

In 2018, it came to the Government’s attention that certain government organizations using Canadian public sector accounting standards with the 4200 series had incorrectly calculated their deferred capital contribution balances in their 2017 audited financial statements. The Government was required to make correcting adjustments in 2018.

The corrections resulted in a decrease of $15 million in the opening accumulated deficit for 2018. The correction also decreased the 2017 revenue by $14 million, health expenditures by $29 million and net loss by $15 million. The 2017 tangible capital assets increased by $15 million.

19.	COMPARATIVE FIGURES

On August 17, 2017, the Government announced organizational changes that resulted in responsibility for certain functions being transferred between departments. As a result, certain 2017 financial statement figures have been reclassified to be presented on the same basis as the 2018 results.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2018

	($ millions)
	2018	2017

TAXATION:
Income taxes	224	228
Retail sales tax	255	246
Other taxes	123	132

	602	606

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	656	627
Other	401	397

	1,057	1,024

OTHER:
Health and social services	150	130
Government business enterprises	20	25
Sundry departmental revenue	101	93
Other	210	159

	481	407

	2,140	2,037

Less: Allowances	321	303

Total Amounts Receivable	1,819	1,734

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2018

		($ millions)
		2018	2017

GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board		19,109	16,341
Manitoba Liquor and Lotteries Corporation		396	421

		19,505	16,762
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board		19,109	16,341

		396	421

OTHER:
Loans and mortgages - Note a		951	872
Stadium loan - Note b		139	138
Manitoba student loans - Note c		124	113
Family services agencies - Note d		32	31
Other		2	1

		1,248	1,155

TOTAL LOANS AND ADVANCES		1,644	1,576
Less: Valuation allowance		233	118

NET LOANS AND ADVANCES		1,411	1,458

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2063, bearing interest at either:

i)	fixed with rates ranging from 0% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.86% and the highest set at 2.23% as at March 31, 2018.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2043, bearing interest at rates ranging from 2.75% to 9.00%.	759	661

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 13.50%.	96	106

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 7.38%.	66	73

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.16% to 8.77%.	30	32

		951	872

Note b	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038 and Phase 2 due in annual payments of principal and interest to 2058.

Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 3
GOVERNMENT BUSINESS ENTERPRISES
SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2018 ($ millions)

				TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2018	2017
Results from Operations:					Restated
Revenues from operations	2,353	1,416	1,481	5,250	5,078

Expenses: From operations	1,675	1,305	859	3,839	3,833
Debt servicing	641	-	12	653	656

Total expenses	2,316	1,305	871	4,492	4,489

Net income (loss)	37	111	610	758	589
Other comprehensive income (loss)	21	(35)	-	(14)	120

Total comprehensive income	58	76	610	744	709
Transfers to the Government	-	-	(610)	(610)	(586)

Net increase in equity in government business enterprises	58	76	-	134	123

FINANCIAL POSITION
Assets:
Cash and temporary investments	642	90	42	774	753
Amounts receivable	428	484	51	963	895
Portfolio investments: Due from Government and government organizations	-	719	-	719	789
Due from others	-	2,282	-	2,282	2,078
Capital assets	21,979	117	384	22,480	20,277
Other assets	2,120	98	64	2,282	1,737

Total assets	25,169	3,790	541	29,500	26,529

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,882	775	140	3,797	3,864
Long-term debt: Owing to Government	19,109	-	396	19,505	16,761
Other borrowings, discounts and deferred transaction costs	91	4	-	95	101
Net pension obligations (assets)	634	379	-	1,013	894
Future cost of existing claims	-	1,913	-	1,913	1,900

Total liabilities	22,716	3,071	536	26,323	23,520

Equity:
Non-controlling interests	205	-	-	205	170
Equity in government business enterprises	2,248	719	5	2,972	2,839

Total equity	2,453	719	5	3,177	3,009

Total liabilities and equity	25,169	3,790	541	29,500	26,529

EQUITY COMPRISED OF:
Retained earnings	2,936	659	5	3,600	3,452
Accumulated other comprehensive income (loss)	(688)	60	-	(628)	(613)

Equity in government business enterprises	2,248	719	5	2,972	2,839

    Note:   For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 4
CONSOLIDATED STATEMENT OF BORROWINGS
As at March 31, 2018

($ millions)

			Canada		Promissory Notes
			Pension	Loans and	and
Fiscal Year of Maturity	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2018	2017
2018	-	-	-	-	-	-	4,099
2019	2,268	393	-	65	1,625	4,351	2,737
2020	2,362	645	15	20	-	3,042	3,065
2021	3,519	-	-	2	-	3,521	3,523
2022	2,480	387	-	-	-	2,867	1,962
2023	2,169	-	-	-	-	2,169	802

2018-2023	12,798	1,425	15	87	1,625	15,950	16,188

2024-2028	10,301	-	-	14	-	10,315	8,820
2029-2038	4,622	-	-	-	-	4,622	3,979
2039-2068	14,338	-	477	-	-	14,815	14,000

2024-2068	29,261	-	477	14	-	29,752	26,799

2019-2053 Government Organizations	589	-	-	284	-	873	920
Lines of Credit	-	-	-	397	-	397	377

Total borrowings	42,648	1,425	492	782	1,625	46,972	44,284

Reduced by:
Debt incurred for and repayable by the Manitoba Hydro-Electric Board						(19,109)	(16,341)
Unamortized debt issue costs						(274)	(285)
Unamortized foreign currency fluctuation						(10)	(16)
Unamortized gains and losses on derivative contracts						266	274
Province of Manitoba debt issues held as investments						-	-
in sinking funds and cash and cash equivalents						(495)	(519)

						27,350	27,397

				March 31/18	March 31/17
				Cdn $ Valuation	Cdn $ Valuation
				(See Notes)	(See Notes)
	Borrowings payable in:
	Canadian dollars			33,759	32,400
	Foreign issues hedged to Canadian dollars			11,788	10,285
	U.S. dollars			780	933
	Issues hedged to U.S. dollars			645	666

	Total borrowings			46,972	44,284

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:

 The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 0.785% to 10.68%.
ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.48% and the highest set at 3.38% as at March 31, 2018.
iii)	Floating U.S. - U.S. Dollar London Interbank Offering Rate (LIBOR) setting - USD floating exposure is NIL at March 31, 2018.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2018

	($ millions)
	2018	2017

ACCOUNTS PAYABLE	1,658	1,388

ACCRUED CHARGES:
Interest	199	199
Disaster financial assistance	145	237
Liability for contaminated sites (Note 15)	281	275
Salaries and benefits	877	874
Employee future benefits (Note 13)	547	538
Other	152	150

	2,201	2,273

PROVISION FOR FUTURE LOSSES (Note 7)	17	20

UNEARNED REVENUE	462	396

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	4,338	4,077

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 6
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2018

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2018	2017
			(Note A)	(Note A)	(Note A)

ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	2,961	3,933	1,513	518	139	9,064	8,760
Current service costs	85	101	65	21	5	277	274
Interest cost on benefit obligation	175	243	83	30	5	536	518
Change in actuarial (gains) losses and reserves	54	-	18	3	-	75	26
Plan amendment	-	-	-	-	1	1	-
Benefits paid	(180)	(204)	(118)	(27)	(5)	(534)	(514)

Obligation at end of year	3,095	4,073	1,561	545	145	9,419	9,064

PLAN ASSETS
Plan assets at beginning of year	2,183	2,365	1,459	524	55	6,586	6,238
Employer contributions	97	116	42	14	4	273	283
Employee contributions	-	-	29	12	-	41	41
Transfer of plan assets	-	-	3	-	-	3	-
Plan asset contributions	-	-	-	-	-	-	-
Benefits paid	(180)	(204)	(118)	(27)	(5)	(534)	(513)
Expected return on plan assets	124	139	75	30	3	371	350
Experience gains (losses)	86	31	65	(4)	-	178	187

Market value of plan assets	2,310	2,447	1,555	549	57	6,918	6,586
Deferred investment losses (gains)	(98)	(67)	(103)	(3)	(1)	(272)	(264)

Market related value of plan assets	2,212	2,380	1,452	546	56	6,646	6,322

PENSION LIABILITY
Plan deficit (surplus)	883	1,693	109	(1)	89	2,773	2,742
Unamortized actuarial gains (losses)	30	(29)	(33)	(24)	(10)	(66)	(202)
Surplus adjustments (Note B)	-	-	-	13	6	19	17

Pension liability	913	1,664	76	(12)	85	2,726	2,557

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	85	101	65	21	5	277	274
Interest cost on benefit obligation	175	243	83	30	5	536	518
Return on plan assets	(124)	(139)	(75)	(30)	(3)	(371)	(350)
Employee contributions	-	-	(32)	(12)	-	(44)	(41)
Amortization of actuarial (gains) losses	3	24	8	4	1	40	80
Plan amendment	-	-	-	-	1	1	-
Change in surplus adjustments	-	-	-	4	(1)	3	4

Defined benefit pension plan expense	139	229	49	17	8	442	485

Defined contribution pension plan expense	-	-	5	22	184	211	189

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 6
CONSOLIDATED STATEMENT OF PENSION LIABILITY As at March 31, 2018	(cont’d)

	Civil		Post-	Public
	Service	Teachers’	Secondary	School
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2018	2017

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	22,100	23,300	5,900	4,900	200	56,400	56,700
Number of pensioners	15,800	14,900	1,900	2,000	300	34,900	34,100

Total number of plan members	37,900	38,200	7,800	6,900	500	91,300	90,800

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.25%	5.50% - 5.80%	5.00% - 5.75%	3.80% - 5.50%
Expected long-term rate of return	6.00%	6.25%	5.50% - 5.95%	5.00% - 5.75%	3.80% - 5.50%
Inflation	2.00%	2.00%	2.00% - 2.50%	2.00% - 2.00%	2.00% - 2.00%
Real rate of return	4.00%	4.25%	3.00% - 3.80%	3.00% - 3.75%	1.80% - 3.50%
Rate of salary increase	3.75%	2.75%	0.00% - 3.00%	3.00% - 4.00%	3.50% - 3.75%
Latest valuation	(Note C)	(Note C)	(Note C)	(Note C)	(Note C)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division. and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL

- Civil Service Superannuation Plan	Dec-16	13.9
- Teachers’ Retirement Allowance Plan	Jan-15	11.9
- University of Manitoba Pension Plans	Dec-15	9.0
- University of Winnipeg Pension Plan	Dec-16	6.6
- Brandon University Retirement Plan	Dec-16	8.6
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-17	11.3
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-16	14.0
- Retirement Plan for Employees of Frontier School Division	Dec-16	15.0
- School District of Mystery Lake	Jun-17	16.7
- Members of Legislative Assembly Pension Plan	Mar-17	0.6
- Legislative Assembly Pension Plan	Dec-16	8.0
- Judges’ Supplemental Pension Plan	Mar-15	10.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-16	n/a

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 7
CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2018

($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under		Restated
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2018	2017
Cost

Opening cost	304	9,183	2,786	1,057	1,275	503	5,900	737	338	22,083	20,821
Restatements			251		15					266	241

Adjusted Opening Balance	304	9,183	3,037	1,057	1,290	503	5,900	737	338	22,349	21,062

Add:
Additions during the year	6	219	165	21	228	32	325	7	120	1,123	1,417
Less:
Disposals and write downs	(13)	(22)	(58)	(4)	(13)	-	-	-	-	(110)	(130)
Settlements and reclassifications	-	72	2	5	(79)	2	119	4	(125)	-	-

Closing cost	297	9,452	3,146	1,079	1,426	537	6,344	748	333	23,362	22,349

Accumulated amortization

Opening accumulated amortization	-	3,727	2,019	724	-	84	2,254	117	-	8,925	8,335
Restatements			189							189	181

Adjusted Opening Balance	-	3,727	2,208	724	-	84	2,254	117	-	9,114	8,516

Add:
Amortization	-	253	160	79	-	6	203	12	-	713	680
Less:
Accumulated amortization on disposals and write downs	-	(8)	(52)	(3)	-	-	-	-	-	(63)	(82)

Closing accumulated amortization	-	3,972	2,316	800	-	90	2,457	129	-	9,764	9,114

Net Book Value of Tangible Capital Assets	297	5,480	830	279	1,426	447	3,887	619	333	13,598	13,235

During the year, the Province capitalized $13 million of interest relating to assets under construction (2017 - $7 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH
Manitoba Health, Seniors and Active Living
Addictions Foundation of Manitoba
CancerCare Manitoba
Diagnostic Services of Manitoba Inc.
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Not-for-Profit Personal Care Homes
Regional Health Authorities of Manitoba Inc.
Regional Health Authorities (including controlled organizations)
Interlake-Eastern Regional Health Authority
Northern Regional Health Authority Inc.
Prairie Mountain Health
Southern Health-Santé Sud
Winnipeg Regional Health Authority
Rehabilitation Centre for Children, Inc.
St.Amant Inc.

EDUCATION
Manitoba Education and Training
Assiniboine Community College
Brandon University
Manitoba Learning Resource Centre
Public School Divisions
Public Schools Finance Board
Red River College
Université de Saint-Boniface
University College of The North
University of Manitoba
University of Winnipeg
Helen Betty Osborne Memorial Foundation

FAMILIES
Manitoba Families
First Nations of Northern Manitoba Child and Family Services Authority
Southern First Nations Network of Care
General Child and Family Services Authority
Manitoba Housing and Renewal Corporation
Métis Child and Family Services Authority

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT
Manitoba Agriculture
Manitoba Growth, Enterprise and Trade
Indigenous and Northern Relations
Manitoba Infrastructure
Manitoba Sustainable Development
Municipal Relations
Abandonment Reserve Fund

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Communities Economic Development Fund
Community Revitalization Fund
Co-operative Loans and Loans Guarantee Board
Cooperative Promotion Board
Crown Lands and Property Agency
Economic Development Winnipeg Inc.*
Entrepreneurship Manitoba
Farm Machinery and Equipment Act Fund
Fish and Wildlife Enhancement Fund
Food Development Centre
Green Manitoba Eco Solutions
Industrial Technology Centre
Manitoba Agricultural Services Corporation
Manitoba Community Services Council Inc.
Manitoba Development Corporation
Manitoba Habitat Heritage Corporation
Manitoba Hazardous Waste Management Corporation
Manitoba Horse Racing Commission
Manitoba Opportunities Fund Ltd.
Manitoba Potash Corporation
Manitoba Trucking Productivity Improvement Fund
Manitoba Water Services Board
Mining Community Reserve
Mining Rehabilitation Reserve Fund
North Portage Development Corporation**
Office of the Fire Commissioner
Pineland Forest Nursery
Quarry Rehabilitation Reserve Fund
Research Manitoba
Travel Manitoba
Venture Manitoba Tours Ltd.
Veterinary Science Scholarship Fund
Waste Reduction and Recycling Support Fund
Workplace and Safety and Health Public Education Fund

JUSTICE AND OTHER EXPENDITURES
Legislative Assembly
Executive Council
Civil Service Commission
Manitoba Finance
Manitoba Justice
Manitoba Sport, Culture and Heritage

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d
Crown Corporations Council
Efficiency Manitoba
Financial Literacy Fund
Funeral Board of Manitoba
Insurance Council of Manitoba
Land Titles Assurance Fund
Le Centre culturel franco-manitobain
Leaf Rapids Town Properties Ltd.
Legal Aid Manitoba
Liquor and Gaming Authority of Manitoba
Manitoba Arts Council
Manitoba Centennial Centre Corporation
Manitoba Combative Sports Commission
Manitoba Education, Research and Learning Information Networks (MERLIN)
Manitoba Film & Sound Recording Development Corporation
Manitoba Financial Services Agency
Manitoba Law Reform Commission
Materials Distribution Agency
Pension Assets Fund
Special Operating Agencies Financing Authority
Sport Manitoba Inc.
The Public Guardian and Trustee of Manitoba
Vehicle and Equipment Management Agency
Victims Assistance Fund
Vital Statistics Agency

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Deposit Guarantee Corporation of Manitoba
Manitoba Public Insurance Corporation
Finance:
Manitoba Liquor and Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department
Rainy Day Fund***

Note:

*Economic Development Winnipeg Inc. is a government partnership.

**North Portage Development Corporation is a government business partnership.

***Fiscal Stabilization Account

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 9
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2018
($ millions)

							Community, Economic
							and Resource
	Health		Education		Families		Development
	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	-	-	-	-	-	-
Other taxes	-	-	868	833	-	-	-	-
Fees and other revenue	572	575	746	710	219	213	658	656
Federal transfers	1,382	1,329	249	203	82	67	125	121
Contributions from entities within the Government Reporting Entity	76	70	72	66	-	-	-	-
Sinking funds and other investment earnings	2	1	31	31	1	-	15	6

TOTAL REVENUE	2,032	1,975	1,966	1,843	302	280	798	783

EXPENSE
Personnel services	3,666	3,696	3,114	3,068	231	231	341	342
Grants/Transfer payments	1,569	1,447	184	135	374	336	532	578
Transportation	67	70	35	33	4	5	22	23
Communication	16	16	25	25	5	5	19	20
Supplies and services	830	947	447	440	187	162	154	157
Social assistance related	-	-	82	79	1,369	1,279	334	132
Other operating	201	210	274	240	30	31	95	93
Debt servicing	52	49	164	174	46	45	235	215
Minor capital	14	12	76	72	1	1	17	3
Amortization	192	188	172	165	49	43	231	214

TOTAL EXPENSE	6,607	6,635	4,573	4,431	2,296	2,138	1,980	1,777

NET INCOME (LOSS) FOR THE YEAR	(4,575)	(4,660)	(2,607)	(2,588)	(1,994)	(1,858)	(1,182)	(994)

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 9
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR	(cont’d)
For the Year Ended March 31, 2018
($ millions)

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	3,985	3,958	-	-	3,985	3,958
Other taxes	-	-	3,761	3,603	(41)	(40)	4,588	4,396
Fees and other revenue	328	321	4	4	(120)	(110)	2,407	2,369
Federal transfers	19	19	2,342	2,390	1	(1)	4,200	4,128
Contributions from entities within the Government Reporting Entity	-	-	791	612	(181)	(159)	758	589
Sinking funds and other investment earnings	208	189	-	-	-	-	257	227

TOTAL REVENUE	555	529	10,883	10,567	(341)	(310)	16,195	15,667

EXPENSE
Personnel services	630	633	10	5	65	65	8,057	8,040
Grants/Transfer payments	65	86	31	26	(294)	(268)	2,461	2,340
Transportation	14	13	13	6	-	-	155	150
Communication	13	15	1	1	-	(1)	79	81
Supplies and services	304	308	22	6	(77)	(77)	1,867	1,943
Social assistance related	-	-	-	-	-	-	1,785	1,490
Other operating	109	83	28	80	(32)	(29)	705	708
Debt servicing	456	447	-	-	(1)	-	952	930
Minor capital	7	5	1	1	-	-	116	94
Amortization	67	65	4	5	(2)	-	713	680

TOTAL EXPENSE	1,665	1,655	110	130	(341)	(310)	16,890	16,456

NET INCOME (LOSS) FOR THE YEAR	(1,110)	(1,126)	10,773	10,437	-	-	(695)	(789)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2018

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2018 (“the statement”). The statement has been prepared by management based on section 65(1)(b) of The Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with Note 2 to the statement and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2018 is prepared, in all material respects, in accordance with Note 2 to the statement.

Restriction of Use

The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Unaudited Information

The Schedule of Supplementary Information has been presented as unaudited information. The financial information in this schedule is not covered by our report and accordingly, we do not express an opinion on the information.

“Original document
signed by”

September 21, 2018	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

RAINY DAY FUND*

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2018

	($ thousands)

	2018	2017

Transfer from Core Government operations	50,000	-

Account Balance, beginning of year	114,523	114,523

Account Balance, end of year	164,523	114,523

*  Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

RAINY DAY FUND*

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2018

1.

The Fiscal Stabilization Account is also known and commonly referred to as the Rainy Day Fund. The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.

Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.

Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2017-18

RAINY DAY FUND*

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2018

	($ thousands)

	2018	2017

Account Balance, beginning of year	114,523	114,523

- Transfer for general purpose debt reduction	-	-
- Transfer from Core Government - allocated to general purposes	50,000	-

Account Balance, end of year	164,523	114,523

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act